Exhibit (h)(2)

AMENDMENT TO

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment is entered into as of August 12, 2021 (the “Amendment”), by and between Brandes Investment Trust, a statutory trust organized under the laws of the state of Delaware, having its principal office and place of business at 11988 El Camino Real, San Diego, CA 92130 (the “Trust”), on behalf of each of its series listed on Schedule A hereto, as amended from time to time, and The Northern Trust Company, an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603 (the “Administrator”).

WHEREAS, the Trust and the Administrator are party to an Fund Administration and Accounting Services Agreement, dated as of February 1, 2020 ( the “Fund Administration Agreement”), wherein the Administrator agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Fund Administration Agreement, effective as of the date hereof, the Trust and the Administrator wish to make certain amendments to the Fund Administration Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Fund Administration Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.        AMENDMENT. Schedule A to the Fund Administration Agreement is hereby amended as of the date hereof by replacing such schedule with the Schedule A attached hereto.

3.        GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.        MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.        EFFECT OF AMENDMENT. All other terms and conditions set forth in the Fund Administration Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Fund Administration Agreement in the Fund Administration Agreement and all schedules thereto shall mean and be a reference to the Fund Administration Agreement as amended by this Amendment.

[Signature Pages Follow]

Exhibit (h)(2)

IN WITNESS WHEREOF, each of the Trust and the Administrator has caused this Amendment to be signed and delivered by its duly authorized representative.

BRANDES INVESTMENT TRUST

By: /s/ Jeff Busby
Name: Jeffrey A. Busby
Title: President

THE NORTHERN TRUST COMPANY

By: /s/ Chad Hecht
Name: Chad Hecht
Title: Vice President

Exhibit (h)(2)

SCHEDULE A

SERIES NAMES

Name of Series

Brandes International Equity Fund

Brandes Global Equity Fund

Brandes International Small Cap Equity Fund

Brandes Emerging Markets Value Fund

Brandes Small Cap Value Fund

Brandes Core Plus Fixed Income Fund

Separately Managed Account Reserve Trust

Brandes U.S. Value Fund